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                                  EXHIBIT 11.1

                         SELECTED FINANCIAL INFORMATION

                                                                  Quarter Ended              Six Months Ended
                                                                     June 30,                    June 30,
                                                               -----------------------      ---------------------
(dollars in thousands)                                           1997           1996         1997         1996
                                                               --------        -------      --------     --------
                                                                                 (Unaudited)
DATA USED TO COMPUTE PER SHARE AMOUNTS
Net income                                                     $118,765        $99,617      $232,837     $188,424
Preferred stock dividends:
  Noncumulative Perpetual, Series C                              (1,569)        (1,569)       (3,138)      (3,138)
  Noncumulative Perpetual, Series E                                (936)          (936)       (1,872)      (1,872)
  Noncumulative Convertible Perpetual, Series D                       -         (2,100)            -       (4,200)
                                                               --------        -------      --------     --------
Net income available to primary common stock                   $116,260        $95,012      $227,827     $179,214
                                                               ========        =======      ========     ========

Net income                                                     $118,765        $99,617      $232,837     $188,424
Preferred stock dividends:
  Noncumulative Perpetual, Series C                              (1,569)        (1,569)       (3,138)      (3,138)
  Noncumulative Perpetual, Series E                                (936)          (936)       (1,872)      (1,872)
                                                               --------        -------      --------     --------
Net income available to fully diluted common stock             $116,260        $97,112      $227,827     $183,414
                                                               ========        =======      ========     ========

Average common shares outstanding:
  Primary                                                   120,644,915    111,933,283   120,451,574    111,865,506
  Fully diluted                                             121,509,438    117,352,143   121,449,956    117,284,366


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